MOGUL ENERGY INTERNATIONAL, INC.

2007 STOCK INCENTIVE PLAN

MOGUL ENERGY INTERNATIONAL, INC.

2007 STOCK INCENTIVE PLAN

Section 1.    Purpose.  The purpose of this Mogul Energy International, Inc. 2007 Stock Incentive Plan (this “Plan”) is to provide a means for Mogul Energy International, Inc. (the “Company”) and related entities to continue to attract, motivate and retain management, key employees, consultants and other independent contractors, and to provide these individuals with greater incentive for their service to the Company (and related entities) by linking their interests in the Company’s success with those of the Company and its shareholders.  The incentives will be in the form of options to purchase shares of the Company’s common stock and other awards of the Company’s common stock.

Section 2.    Definitions.  When used in this Plan the following terms are defined as set forth below:

“Administrator” has the meaning provided in Section 4.

“Award” shall mean a grant of an Option or Restricted Stock.

“Award Agreement” shall mean a written agreement that details the terms and conditions of a particular Award.

“Board” means the Board of Directors of the Company.

“Capitalization Change” has the meaning provided in Section 12.1.

“Cause” has the meaning provided in Section 10.1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning provided in Section 3.

“Company” means Mogul Energy International, Inc., a Delaware corporation.

“Effective Date” has the meaning provided in Section 19.

“Eligible Participants” has the meaning provided in Section 5.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the amount to be paid by an Optionee to exercise an Option.

“Fair Market Value” of a share of Common Stock is the fair market value established in good faith by the Administrator, unless one of the following applies: (a) If the Common Stock is listed on the Nasdaq National Market, then the Fair Market Value is the closing sales price for the Common Stock as recorded by the Nasdaq National Market for the immediately preceding trading day; (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, then the Fair Market Value is the closing sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for the immediately preceding trading day; (c) if the Common Stock is publicly traded but not on one either the Nasdaq National Market, New York Stock Exchange, or the American Stock Exchange, then the Fair Market Value is the closing sales price for the Common Stock as such price is officially listed on the NASD Over the Counter Bulletin Board System, or other applicable or successor system, for the immediately preceding trading day; or (d) if the Common Stock is publicly traded but there is no reported closing sales price on the applicable exchange or system for the date in question, then such price on the last preceding date for which a closing sales price exists shall be determinative of Fair Market Value.

The Company acknowledges that Code § 409A generally applies to deferred compensation, but provides an exception for stock options with an exercise price no less than the fair market value of the underlying stock as of the time of grant.  To satisfy the applicable exception, “Fair Market Value” under this Plan is intended to satisfy the standards of fair market value for purposes of Code § 409A.

“Grant Agreement” means a written agreement that details the terms and conditions of a particular Stock Grant.

“Grant Date” means the date on which the Administrator completes the corporate action relating to the grant of an Option and all conditions precedent to the grant have been satisfied, provided that conditions relating to exercisability or vesting of an Option shall not defer the Grant Date.

“Grantee” means an individual or entity who has received a Stock Grant under this Plan.

“ISO” or “Incentive Stock Option” has the meaning provided in Section 5.1.

“NQSO” or “Nonqualified Stock Option” has the meaning provided in Section 5.1.

“Option” means an option granted pursuant to this Plan for the purchase of shares of Common Stock.

“Option Agreement” means a written agreement that details the terms and conditions of a particular Option.

“Optionee” means an individual or entity who has received an Option under this Plan.

“Plan” means this Mogul Energy International, Inc. 2007 Stock Incentive Plan.

“Related Entity” means any entity that, directly or indirectly, is in control of, or is controlled by, or under common control with, the Company.

“Sales Event” has the meaning provided in Section 12.2.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Grant” means a grant pursuant to this Plan of one or more shares of Common Stock subject to such terms and conditions as the applicable Grant Agreement may provide.

“Total Disability” has the meaning provided in Section 10.2.

“Vesting Start Date” means the date designated in the applicable Award Agreement.  If no Vesting Start Date is designated, the Vesting Start Date will be the Grant Date.

Section 3.    Stock Subject to This Plan.  The stock issuable under this Plan is the Company’s Common Stock, with voting rights, either authorized but unissued or reacquired by the Company.

3.1        Amount.  Subject to adjustment under Section 12.1, the maximum amount of Common Stock that may be issued for Awards under this Plan is 4,000,000 shares, as such Common Stock was constituted on the Effective Date.

3.2        Returned Shares.  If any outstanding Option expires, or is exchanged, canceled or terminated for any reason without having been exercised or realized in full, or all or part of a Stock Grant is forfeited because the Grantee terminates employment or other services with the Company prior to satisfying the applicable vesting schedule, then the unpurchased, forfeited or unissued shares subject to such Awards will again be available for issuance under this Plan.  If the Company repurchases shares of Common Stock issued pursuant to an Award, then the repurchased shares will not be available again for issuance under this Plan, unless the shares relate to an Option (or portion of an Option) that was exercised prior to becoming vested, which shares are then repurchased by the Company, for the Optionee’s Exercise Price, in conjunction with the Optionee terminating employment or services with the Company prior to satisfaction of the underlying vesting schedule, in which case the repurchased shares will again be available for issuance under this Plan; provided, that the aggregate number of shares that may be issued upon the exercise of ISOs will in no event exceed the maximum amount in Section 3.1, subject to adjustment from time to time as provided in Section 12.1.

Section 4.    Administration.

4.1        Administrator.  The Board will administer this Plan, except to the extent that it delegates administrative responsibilities to a committee or subcommittee.  The body charged with administering the Plan is referred to as the “Administrator.”  Notwithstanding the delegation of administrative authority, the Board has exclusive authority to (a) amend or terminate this Plan as provided in Section 17, and (b) remove members from and add members to a committee or subcommittee acting as the Administrator.  The Administrator may further delegate administrative duties to those officers and managers of the Company as it so determines.

4.2        Procedures.  The Administrator may hold meetings at such times and places as it determines, and from time to time adopt and amend rules and regulations relating to the administration of this Plan, provided that absent the adoption of any formal rules, the acts of a majority of the members of the Administrator at a meeting, or acts approved in writing by all Administrator members, are valid acts of the Administrator.

4.3        Responsibilities.  Except as stated elsewhere in this Plan, the Administrator has full discretionary authority to determine all matters relating to Awards, including but not limited to (a) the selection of Eligible Participants to receive Awards, (b) the number of shares subject to each Award, (c) the Exercise Price to be paid for any Option, (d) any vesting or forfeiture schedule, (e) the acceleration of the exercise date, and (f) the extension of the exercise period.  In exercising its authority to set the terms and conditions of an Award, and subject only to the limits of applicable law, the Administrator shall be under no obligation or duty to treat similarly situated Optionees or Grantees in the same manner, and any action taken by the Administrator with respect to the grant of an Award to one individual shall in no way obligate the Administrator to take the same or similar action with respect to any other individual.  The Administrator may exercise its discretion in a manner such that Awards granted to individuals who are foreign nationals or are employed outside the United States contain terms and conditions that are different from the provisions otherwise anticipated in this Plan, but which are consistent with the tax and other laws of applicable foreign jurisdictions and consistent with the Company’s objectives in establishing this Plan.

4.4        Plan Construction and Interpretation.  Subject to Section 4.5, the Administrator may correct any defect, supply any omission, or reconcile any inconsistency (a) within this Plan, (b) between this Plan and any related agreement, or (c) between this Plan and any rule or regulation promulgated under this Plan, in the manner and to the extent the Administrator deems appropriate to carry out this Plan.  The Administrator’s interpretation or construction of any such Plan provision, related agreement, rule or regulation shall be final, conclusive and binding on all interested parties.

4.5        Amendment of Awards.  The Administrator may modify or amend outstanding Awards granted under this Plan.  The modification or amendment of an outstanding Award shall not, without the consent of the Optionee or Grantee, impair, diminish or terminate any of the rights of the Optionee or Grantee or any of the obligations of the Company under the Award, except as otherwise provided in this Plan, or as required to comply with applicable law.  Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding ISOs granted under this Plan will be made in a manner so as not to constitute a “modification,” as defined in Code § 424(h), and so as not to cause any ISO to fail to continue to qualify under Code § 422(b).

Section 5.    Awards and Eligible Participants.

5.1        Types.  Subject to Section 4, the Administrator may, from time to time, grant under this Plan (i) incentive stock options (also referred to as “ISOs”), as defined in Code § 422, (ii) options that do not qualify as ISOs (referred to as “nonqualified stock options” or “NQSOs”), or (iii) Stock Grants.  ISOs, NQSOs and Stock Grants may be granted singly or in combination.

5.2        Eligible Participants.  The Administrator, as it determines from time to time, may grant Awards to officers, directors and employees of the Company and its Related Entities.  The Administrator may also grant Awards to consultants, agents, advisors and independent contractors who provide services to the Company or its Related Entities, or both, provided that such Award recipients (a) are natural persons or an alter-ego entity, (b) render bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (c) render bona fide services that do not directly or indirectly promote or maintain a market for the Company’s securities.  Only common law employees are eligible to receive ISOs.

5.3        Terms and Conditions.  The terms and conditions of Options granted under this Plan need not be identical in any respect, even when grants are made simultaneously or to persons with the same or similar status.

Section 6.    Provisions Applicable to All Options.  The provisions of this Section 6 apply to both ISOs and NQSOs.

6.1        Option Agreement.  Each Option will be evidenced by an Option Agreement that incorporates this Plan by reference and describes the terms and conditions of the Option.  In particular, the Option Agreement will specify the number of shares of Company Stock that may be purchased, whether the Option is an ISO or a NQSO, the Option’s expiration date, the schedule (if any) under which the Option may be exercised, the Exercise Price, and any other terms, conditions, restrictions, representations or warranties required by the Administrator.  The maximum amount of shares represented under an Option that may be granted to any employee under this Plan shall not exceed 4,000,000 shares during any one-year period.

6.2        Exercise Price.  The Administrator will determine the Exercise Price of NQSOs and ISOs, provided that subject to the requirements of Section 7, the per share Exercise Price with respect to ISOs and NQSOs will be at least the Fair Market Value of a share of the Common Stock as of the Grant Date.  In addition, unless the Option otherwise complies with Code §409A, in order to comply with an exception available under Code § 409A, an Option will have an Exercise Price that is no less than the Fair Market Value of a share of the Common Stock as of the Grant Date, subject to special rules applicable to an exchange of Options pursuant to a Sales Event.

6.3        Term.  The term of each Option will be five years from the Grant Date, unless a shorter period is required under Section 7 or the Administrator establishes a shorter period of time.

6.4        Vesting.  To ensure the Company achieves the purposes and receives the benefits contemplated in this Plan, any Option granted under this Plan shall, unless the condition of this Section 6.4 is waived or modified in the Option Agreement or by action of the Administrator, be exercisable according to the following schedule:

Period of Optionee’s Continuous Service Relationship With the Company or Related Entity From The Vesting Start Date	Portion of Total Option That Is Exercisable
Less than 1 year	20%
3 months	40%
6 months	60%
9 months	80%
1 year	100%

The Administrator may, in its complete discretion, provide in an Option Agreement (or addendum to a previously issued Option Agreement) for the Optionee’s ability to exercise his or her Option prior to vesting, provided that the Company may require that such shares be held in escrow until the Optionee satisfies the applicable vesting schedule, that such shares be subject to a requirement that they may not be sold, gifted or otherwise transferred prior to vesting, and that if the Optionee terminates employment or other service relationship with the Company prior to satisfaction of the applicable vesting schedule, then the Company may (but will not be obligated to) repurchase the shares that relate to the unvested portion of the Option at the time of termination, with the Company’s repurchase price being the Optionee’s original Exercise Price.  In connection with an Optionee’s exercise of an Option prior to vesting, the Optionee may file an election under Code § 83(b) to accelerate the tax consequence of the exercise.

6.5        Exercise.  The Recipient may exercise Options by delivering written notice to the Administrator of the number of shares sought to be exercised, together with payment of the Exercise Price, and any applicable taxes.  The Administrator may specify the form of such notice and the manner of its delivery.  Subject to any vesting schedule in the Option Agreement and to any additional holding period required by law, the Optionee may exercise each Option in whole or in part, except that only whole shares of Common Stock will be issued pursuant to the exercise of any Option.

6.6        Payment of Exercise Price.  An Optionee must pay the Exercise Price in full at the time of exercise.  Payment of the Exercise Price shall be in cash, by bank certified or cashier’s check or by personal check (unless at the time of exercise the Administrator in a particular case determines not to accept a personal check).  The Administrator may determine in its complete discretion, as of the Grant Date for ISOs or at any time before exercise for NQSOs, that alternative forms of payment will be permitted, including but not limited to installment payments on such terms as the Administrator may determine or various cashless exercise arrangements.  Unless otherwise provided by the Administrator, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Common Stock unless the shares either have been owned by the Optionee for more than six months (and were not used for another Option exercise by attestation during that period) or were not acquired, directly or indirectly, from the Company.

Section 7.    Provisions applicable to ISOs Only.  ISOs are subject to the following terms and conditions, in addition to the provisions of Section 6:

7.1        Greater than 10% Shareholders.  If the Company grants ISOs to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company, with stock ownership to be determined in light of the attribution rules set forth in Code § 424(d), the term of such ISO may not exceed five years and the Exercise Price may be not less than 110% of the Fair Market Value of the Common Stock on the ISO’s Grant Date.  To the extent an Option purports to be an ISO but exceeds these limits, the Option will be deemed to be a NQSO.

7.2        Limitation on Value.  The aggregate Fair Market Value of all shares available under ISOs (under this Plan and any other incentive stock option plan of the Company or a Related Entity) that are exercisable for the first time in any calendar year may not exceed $100,000. For purposes of this limit, Fair Market Value is measured as of the Grant Date of the applicable Option. To the extent Options are granted as ISOs but exceed the $100,000 threshold, the Options beyond the $100,000 threshold (starting with the most recent grants) shall be treated as NQSOs.  If the Code is amended to provide for a different limitation from that set forth in this Section 7.2, then that different limitation will be deemed incorporated into this Plan, effective as of the date and with respect to those Options as dictated by the applicable amendment to the Code.  If an Option is treated as possessing both ISOs and NQSOs by virtue of the limitation of this Section 7.2, then upon exercise the Optionee may designate whether the portion being exercised constitutes ISOs or NQSOs (or both).  In the absence of a designation by the Optionee, the Optionee will be deemed to have first exercised the ISO portion of the Option.  The Plan Administrator may direct that separate certificates be issued to reflect the exercise of ISOs versus the exercise of NQSOs.

Section 8.    Stock Grants.

8.1           Grants of Stock.  The Administrator is authorized to make Stock Grants (or Awards denominated in Common Stock) on such terms and conditions and subject to such restrictions, if any, as the Administrator determines in its sole discretion, as set forth in a corresponding Grant Agreement.  The terms, conditions and restrictions that the Administrator has the power to determine includes, without limitation, the manner in which shares subject to Stock Grants are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the underlying Shares shall occur by reason of termination of the Grantee’s employment or other service relationship.

8.2           Issuance of Shares.  Upon the satisfaction of any terms, conditions and restrictions prescribed in connection with a Stock Grant, or upon the Grantee’s release from any terms, conditions and restrictions, as determined by the Administrator, the Company will release, as soon as practicable, to the Grantee, or in the case of the Grantee’s death, to the personal representative of the Grantee’s estate or other individual or entity as an appropriate court directs, the appropriate number of shares of Common Stock. At the time the Award is made, the Administrator will determine whether the certificates for unvested shares of Common Stock will be held is escrow, pending vesting, or delivered to the Grantee for holding, but containing a legend that outlines the potential risk of forfeiture, as contemplated by Section 13.4.

8.3           Waiver of Restrictions.  Notwithstanding any other provision of this Plan, the Administrator may, in its sole discretion, waive forfeiture restrictions and any other terms, conditions or limitations on any Stock Grant under such circumstances and subject to such terms and conditions as the Administrator deems appropriate.

Section 9.    Employment with Related Entities.  For purposes of this Plan, being engaged in employment or other service relationship with a Related Entity constitutes employment or other service relationship with the Company.  In particular, the provisions of Section 10, below, shall apply by using the terms “Company” and “Related Entity” interchangeably.  A transfer between the Company and one or more Related Entities will not constitute a termination of employment or other service relationship with the Company (provided that pursuant to Section 10.4, a change in status from an employee to a non-employee worker will constitute a termination of employment for federal tax purposes with respect to ISOs).

Section 10.          Termination of Relationship with Company.  Except as provided otherwise in the applicable Award Agreement, all Awards that are unvested or still subject to forfeiture restrictions automatically expire upon termination of an Optionee’s or Grantee’s employment or other service relationship with the Company for any reason.  And except as provided otherwise in the applicable Award Agreement, the effect of a termination of employment or other service relationship upon vested and non-forfeitable Awards is as follows:

10.1      Termination For Cause.

  10.1.1    Effect Upon Options.  If the Company terminates an Optionee’s employment or other service relationship for Cause, then, as of the Company’s first discovery of any of the grounds for termination for Cause, any Option held by that Optionee shall automatically terminate.  If an Optionee is suspended pending an investigation of whether or not the Optionee will be terminated for Cause, then all of the Optionee’s rights under any Option will also be suspended during the period of investigation.

  10.1.2    Definition of Cause.  Termination for “Cause” means the Optionee’s or Grantee’s (a) willful refusal to perform his obligations to the Company, (b) willful misconduct contrary to the interests of the Company, (c) commission of a serious criminal act whether denominated a felony, misdemeanor or otherwise, or (d) engaging in activities directly in competition or antithetical to the best interests of the Company.  To the extent an Optionee or Grantee is a party to an employment agreement or offer letter of employment with the Company that defines “cause” or a similar term, then the meaning set forth in that agreement shall also be considered “Cause” for purposes of this Plan.

10.2        Termination Because of Total Disability.  If an Optionee’s employment or other service relationship with the Company terminates because of a “Total Disability,” as defined below, then the Optionee’s vested Options (determined as of the termination) shall not expire (and any ISOs will not cease to be treated as ISOs) until the sooner of (i) the end of the 12-month period following such termination or (ii) the normal expiration date of the Option. Unless provided otherwise in the applicable Option Agreement, for purposes of this Plan, Total Disability means a mental or physical impairment that (a) causes an individual to be unable to engage in any substantial gainful activity, after reasonable accommodation, and (b) is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more.  The status of Total Disability will be determined by the Administrator and, if requested by the affected Optionee, two independent physicians, and shall be deemed to exist on the first day after the Administrator (and the two independent physicians, if applicable) reach the conclusion.  The application of this Section 10.2 will not accelerate the vesting of Options.

10.3        Termination Because of, or Shortly Before, Death.  If an Optionee dies (a) while still engaged in a service relationship with the Company or (b) within the three-month period (or 12-month period in the case of Total Disability) following cessation of such relationship, then any vested Options may be exercised at any time prior to (i) the end of the 12-month period following the death or (ii) the regular expiration date applicable to the Option, whichever is earlier. Unless provided otherwise in a particular Option Agreement, or by Board action, the application of this Section 10.3 will not accelerate the vesting of Options.  The vested portion of the Option (determined as of the Optionee’s date of death) may be exercised by the personal representative or the person to whom the Optionee’s rights pass by will or by the laws of descent and distribution.

10.4        Other Terminations.  If an Optionee’s relationship with the Company terminates for a reason other than Cause, death, or Total Disability, the Optionee may exercise outstanding and vested Options until the earlier of (a) the end of the three-month period following termination of an Optionee’s employment or other service relationship with the Company, or (b) the expiration date stated in the Option Agreement, after which all unexercised Options will expire.  However, the Administrator may extend the exercise period, in its sole discretion, provided that ISOs exercised beyond the three-month period following termination of an Optionee’s employment with the Company will be treated as NQSOs.  Unless provided otherwise in an individual Option Agreement, an Optionee’s change in status from being an employee to a non-employee worker (such as a consultant) will not constitute a termination of the Optionee’s employment with the Company for purposes of applying the provisions of this Section 10.4 to any ISOs held by the Optionee, provided that the Optionee’s exercise of any ISO beyond the three-month period following the change of the Optionee’s status from being an employee to a non-employee worker will be treated as the exercise of a NQSO.

10.5        Military Leave, Sick Leave and Bona Fide Leave of Absence.  To the extent determined by the Administrator, an Optionee’s or Grantee’s employment or other working relationship with the Company may be deemed to continue while the Optionee or Grantee is on military leave, sick leave or other bona fide leave of absence.  However, with respect to ISOs, employment will not be deemed to continue beyond the first 90 days of leave, unless the individual’s reemployment rights are guaranteed by statute or by contract.

10.6        Effect of Termination Upon Stock Grants.  Unless provided otherwise in the applicable Award Agreement, or pursuant to Board action, if a Grantee’s employment or other service relationship with the Company terminates for any reason, including Cause, death, Total Disability or otherwise, then all shares still subject to a vesting schedule and corresponding risk of forfeiture (pursuant to the applicable Grant Agreement) at the time of termination shall be deemed forfeited and revert back to the Company, without payment or other consideration to the Grantee.  In the event a Grantee is suspended pending an investigation of whether or not the Grantee will be terminated for Cause, then all of the Grantee’s rights under any unvested shares will also be suspended during the period of investigation.

Section 11.    Awards Not Transferable.  Awards are personal to the Optionee or Grantee during his or her lifetime and may not be transferred, assigned, pledged, attached or otherwise disposed of in any manner, except by will or the laws of descent and distribution.  Any attempt to transfer, assign, pledge, attach or otherwise dispose of any Award contrary to this Section 11 will be null and void.

Section 12.    Changes in Company’s Capital Structure.

12.1         Adjustments Upon Changes in Capitalization.  In the event of any merger, consolidation, reorganization, stock split, stock dividend or other event causing a capital adjustment affecting the number of outstanding shares of Common Stock (“Capitalization Change”), the Administrator will make corresponding adjustments to preserve the relative value of Awards.  To that end the Administrator will make adjustments, as necessary, in: (a) The aggregate number or kind of shares for which Options may be granted under this Plan; (b) the number or kind of shares covered by any outstanding Options under this Plan; and (c) other terms of this Plan or outstanding Options that merit a change in conjunction with the Capitalization Change.  Any fractional shares resulting from an adjustment will be disregarded.  In the event the Company issues additional shares of Common Stock for consideration (including non-cash consideration), neither the total amount of shares subject to this Plan, nor the amount of shares subject to any outstanding Award, will be adjusted.  The Administrator’s determination as to what adjustments should be made and the extent of the adjustments will be final, binding and conclusive.

12.2         Effect of Sale, Merger or Exchange.

12.2.1     Termination of Awards.  Subject to Section 12.2.2, upon the completion of a “Sales Event” (as defined below) any unexercised Options will expire and cease to be effective, provided that Optionees will have advance notice and an opportunity prior to the Sales Event to exercise any vested Options, and any shares associated with unvested but previously exercised Options or unvested portions of Stock Grants will return to the Company, subject to the Company’s obligation to repurchase the shares associated with unvested but exercised Options for a purchase price equal to the original Exercise Price.  In the alternative, at the complete discretion of the Administrator, the Company may (i) determine to cash out some or all of the unexercised, vested Options by paying each affected Optionee an amount equal to the Fair Market Value of a share of Common Stock (as determined for purposes of the Sales Event), multiplied by the number of shares of Common Stock available under the vested portion of the Optionee’s Option, reduced by the aggregate Exercise Price associated with that portion of the Option, or (ii) continue some or all of the Options, subject to the same terms and conditions (including the vesting schedule, if any) that applied prior to the Sales Event, modified as deemed appropriate by the Administrator in conjunction with the Sales Event.  For purposes of this Plan a “Sales Event” will include the consummation of (a) a complete liquidation of the Company, (b) a sale of substantially all of the Company’s assets, (c) a sale of the Company’s stock after which voting control of the Company is held by persons who were not shareholders of the Company prior to the sale or (d) a merger, consolidation, reorganization or other similar event that shifts voting control of the Company (or any successor entity) to persons who were not shareholders of the Company prior to the transaction.  Unless provided otherwise in the applicable Awards Agreements, or pursuant to an action of the Board, the vesting schedules applicable to outstanding Options or Stock Grants will not accelerate in connection with a Sales Event.

12.2.2     Conversion on Stock for Stock Exchange.  If pursuant to a Sales Event the shareholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock, then the Company and the corporation issuing the Exchange Stock may (at their discretion) provide that any unexercised Options or unvested Stock Grants (or any combination) under this Plan will be converted into options to purchase or grants to receive shares of Exchange Stock. The number of shares and exercise price of options or grants for Exchange Stock will be determined by adjusting the number of shares and Exercise Price of the unexercised Options or unvested Stock Grants (as applicable) in the same proportion as used for determining the number of shares of Exchange Stock that the shareholders of Common Stock receive in the transaction.  Other than the potential changes to the Exercise Price and number of shares of the outstanding Awards, all of the terms and conditions relating to the converted Awards under this Plan shall apply to options for the Exchange Stock, unless otherwise determined by the Administrator.

12.3         No Restriction on Ability to Accomplish Corporate Changes.  This Plan and Awards granted hereunder will not in any way limit the right or power of the Company, or its stockholders, to make or authorize any or all adjustments in connection with recapitalizations, reorganizations or other changes in the Company’s structure or its business, or any merger or consolidation of the Company, or any issuance of stock or of options, warrants or rights to purchase stock or bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or rights of holders thereof or which are convertible into or exchangeable for Common Stock, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any corporate act or proceeding, whether of a similar character or otherwise.

Section 13.    Securities Regulation and Other Required Approvals.  The Company shall not issue shares subject to an Option or Stock Grant unless the exercise, issuance and delivery of such shares comply with all relevant provisions of law, including any applicable state securities laws, the Securities Act, the Exchange Act, any relevant securities rules and regulations, and the requirements of any stock exchange upon which the shares may then be listed.  The issuance of shares shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares under this Plan.

13.1         Effect of Lack of Authority.  The Company will use its best efforts to obtain from the appropriate regulatory agencies any requisite authorization in order to issue the number of shares of its Common Stock as needed to satisfy the requirements of this Plan.  The Company’s inability to obtain the authority that Company’s counsel deems to be necessary for the lawful issuance of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, shall relieve the Company of any liability with respect to the non-issuance of such shares.

13.2         Section 16(b) Compliance; Bifurcation of Plan.  As long as the Company registers any of its equity securities pursuant to Section 12(b) or 12(g) of the Exchange Act, this Plan and the Awards granted under this Plan shall comply in all respects with Rule 16b-3 under the Exchange Act (or any successor rule).  If any Plan provision is later found not to be in compliance with Rule16b-3, the provision shall be deemed null and void, or if possible construed in favor of its meeting the requirements of Rule 16b-3.  Notwithstanding anything in this Plan to the contrary, the Administrator, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to Optionees or Grantees who are officers and directors subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning other Optionees or Grantees.  This provision shall not obligate the Company to undertake registration of any of the Awards or shares of Common Stock.

13.3         Representations and Warranties.  As a condition to granting any Award, the Company may require the recipient to make any representation or warranty to the Company as may be required, in the judgment of the Company, including executing and delivering to the Company an agreement as may from time to time be necessary to comply with federal and state securities laws.  At the election of the Company, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend may be stamped on stock certificates indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation.

13.4         Legends on Option Agreements and Stock Certificates.  Unless an appropriate registration statement is filed pursuant to the Securities Act, with respect to the shares of Common Stock issued under this Plan, each certificate representing such Common Stock shall be endorsed with the following legend or its equivalent:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act) and may not be sold, assigned, offered or otherwise transferred unless (a) there is an effective registration statement under the Act, or (b) the Company receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for the Company) stating that the transaction is exempt from registration or the Company otherwise satisfies itself that the transaction is exempt from registration.

In addition to this legend, each Award Agreement and each certificate representing shares of Common Stock acquired through an Award shall be endorsed with all legends, if any, which are required by applicable state securities laws and the Administrator, including without limitation to reflect the existence of vesting of ownership and contractual restrictions on transfer.

13.5         Code § 409A.  The Company acknowledges that Code § 409A applies to deferred compensation, including stock options which do not satisfy an exemption from the Code § 409A.  The Company intends for this Plan and the Options issued hereunder to satisfy an exemption under Code § 409A, and this Plan and all Option Agreements will be interpreted to that end.  The Company reserves the right to amend this Plan and any Option Agreement as necessary to comply with Code § 409A or an applicable exemption, including (but not limited to) an amendment that adjusts the Exercise Price associated with an Option, which may be necessary for an Option to comply with an exemption available for stock options under the regulations issued pursuant to Code § 409A.

Section 14.    Withholding Tax Requirement.  The Company will have the right to retain and withhold from any payment of cash, or shares of Common Stock, the amount of taxes required by any government to be withheld. The Company may require an individual receiving cash or shares of Common Stock under this Plan to advance or reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed.  In lieu of withholding or reimbursement, the Company has the right to withhold from any other cash amounts due or to become due from the Company to the individual in an amount equal to the taxes, or to retain and withhold a number of shares having a market value not less than the amount of the taxes required to be withheld as reimbursement for any taxes and cancel (in whole or in part) any shares so withheld.

Section 15.    Status of Shareholder.  No Optionee, nor any party to which an Optionee’s rights and privileges may pass, will have any of the rights or privileges of a shareholder of the Company with respect to the shares related to an Option unless, until and to the extent the Option has been properly exercised for shares.

Section 16.    Rights and Relationships.

16.1         This Plan.  This Plan is purely voluntary on the part of the Company.  The adoption or continuance of this Plan will not be deemed to constitute a commitment to Eligible Participants by the Company to continue this Plan.

16.2         No Employment Contract.  Nothing in this Plan, nor in any Award granted pursuant to this Plan, shall give any Optionee or Grantee any right to continued employment with the Company or a Related Entity, or to interfere in any way with the right of the Company (or Related Entity) to terminate the Optionee’s or Grantee’s employment or service relationship with the Company at any time.

16.3         Other Agreements.  To the extent required by the Administrator, each person who receives shares as a result of any Award shall agree to enter into and be bound by any shareholders’ agreement, or the agreement then in effect, if any, between the Company and its shareholders relating to the repurchase by the shareholders and/or the Company of outstanding shares of Common Stock.  In addition, as required by the Administrator, shares available through Awards may be subject to restrictions on the transfer of the shares or commitments regarding the Company’s repurchase of the Optionee’s or Grantee’s shares, which restrictions or commitments may be a condition of the delivery of certificates representing the shares to the Optionee or Grantee.

Section 17.    Amendment and Termination.

17.1         Board Action.  The Board may at any time suspend, amend or terminate this Plan, provided that the approval of the Company’s shareholders is necessary within 12 months before or after the adoption by the Board of any amendment which will (a) increase the number of shares reserved for the issuance of Awards under this Plan; or (b) permit the granting of Awards to a class of persons other than those presently permitted to receive Awards under this Plan.

17.2         Automatic Termination.  Unless sooner terminated by the Board, this Plan shall terminate five years from the earlier of (a) the date on which this Plan is adopted by the Board or (b) the date on which this Plan is approved by the shareholders of the Company.

17.3         Effect.  No Award may be granted after the termination or during any suspension of this Plan. In addition, no amendment, suspension or termination of this Plan shall adversely affect Awards granted on or prior to the date thereof, without the consent of the Optionees or Grantees, unless expressly provided for in this Plan or a particular Award Agreement.

Section 18.    Applicable Law.  This Plan shall be governed and construed in accordance with the laws of the State of Washington.

Section 19.    Effectiveness of This Plan.  This Plan shall become effective upon adoption by the Board (which shall be the “Effective Date”), so long as it is approved by the Company’s shareholders any time within 12 months before or after the adoption of this Plan.